DERIVED INFORMATION [7/11/06]

$26,775,000
Classes M-5 & M-6
Mezzanine Bonds Offered
(Approximate)

[$835,975,100]
Total Certificates Ofered & Non-Ofered

Home Equity Pass-Through Certificates, Series 2006-6
Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]
Trustee

The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-130884 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein. The securities are being offered when, as and if issued. In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability or avail of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

ASSUMPTIONS

100% Prospectus Prepayment Curve (PPC)

With respect to the fixed rate Mortgage Loans, 100% of the prepayment assumption (the “Fixed PPC”) describes prepayments starting at 4.60% CPR in month 1, increasing by approximately 1.6727% CPR per month to 23% CPR in month 12, and remaining at 23% CPR thereafter.

With respect to the adjustable rate Mortgage Loans, 100% of the prepayment assumption (the “ARM PPC”) describes prepayments starting at 8% CPR in month 1, increasing by 2% in each of the following 11 months.  In months 12 through 22, 100% PPC for the adjustable rate Mortgage Loans assumes 30% CPR.  In months 23 through 27, 100% PPC for the adjustable rate Mortgage Loans assumes 55% CPR.  In month 28 and thereafter, 100% PPC for the adjustable rate Mortgage Loans is assumed to remain constant at 35%.

CDR - 1st $ Principal Loss = The lowest CDR where the a writedown is experienced on the bond.

CDR - Yield Break = The lowest CDR where the DM of the bond is less than the spread on the bond.  In this case, the spread for the Class M-5 bonds is 43 basis points.

Deal Name Here
*** Please fill in the WAL's & Windows for the bottom 3 scenarios (only) ***
CLASS M-5	Tranche, Ratings
NO PREPAY STRESS
Fwd LIBOR/Swap Shift	Forward LIBOR	+200bp
Prepay Assumptions	100% PPC	100% PPC

Loss Severity: 40%
Recovery Delay: 12 months
% Cum Loss Yield Break	12.98	13.05
CDR - Yield Break	15.6	15.7
% Cum Loss 1st $ Principal Loss	12.98	12.99
CDR - 1st $ Principal Loss	15.6	15.6

Loss Severity: 60%
Recovery Delay: 12 months
% Cum Loss Yield Break	13.67	13.56
CDR - Yield Break	10	9.9
% Cum Loss 1st $ Principal Loss	13.55	13.56
CDR - 1st $ Principal Loss	9.9	9.9

Loss Severity: 40%
Recovery Delay: 12 months. NO ADVANCE
% Cum Loss Yield Break	11.13	11.07
CDR - Yield Break	12.8	12.7
% Cum Loss 1st $ Principal Loss	11.13	11.07
CDR - 1st $ Principal Loss	12.8	12.7

Loss Severity: 60%
Recovery Delay: 12 months. NO ADVANCE
% Cum Loss Yield Break	12.16	12.05
CDR - Yield Break	8.7	8.6
% Cum Loss 1st $ Principal Loss	12.16	11.93
CDR - 1st $ Principal Loss	8.7	8.5

Fwd LIBOR/Swap Shift	Forward LIBOR	+200bp
Prepay Assumptions	100% PPC	50% PPC

Loss Severity: 50%
Recovery Delay: 12 months
% Cum Loss Yield Break	13.4	18.81
CDR - Yield Break	12.2	10
% Cum Loss 1st $ Principal Loss	13.31	18.81
CDR - 1st $ Principal Loss	12.1	10

Average Life:	16.7	17.5
Window (Dates):	Sep20 - Dec29	Dec20 - May36
Average Life:	10.0	17.5
Window (Dates):	Aug14 - May36	Dec20 - May36

Loss Severity: 50%
Recovery Delay: 12 months. NO ADVANCE
% Cum Loss Yield Break	11.77	16.39
CDR - Yield Break	10.4	8.2
% Cum Loss 1st $ Principal Loss	11.67	16.39
CDR - 1st $ Principal Loss	10.3	8.2

Average Life:	10.5	10.9
Window (Dates):	Jan15 - May36	Dec21 - May36
Average Life:	10.4	10.9
Window (Dates):	Nov14 - May36	Dec21 - May36